CODE OF ETHICS

HAVENS ADVISORS, L.L.C.

600 LEXINGTON AVENUE, 29TH FLOOR

NEW YORK, NEW YORK 10022

December 2013

TABLE OF CONTENTS

Page

SECTION I PERSONAL SECURITIES TRANSACTIONS	2
1.1 Purpose	2
1.2 Statement of Policy	3
1.3 Monitoring Procedures	4
1.4 Restricted List	6
1.5 Effect of Violation	6

SECTION II GIFTS AND ENTERTAINMENT	7
2.1 Statement of Policy	7
2.2 Gifts	7
2.3 Cash	7
2.4 Entertainment	7
2.5 Government Officials	7
2.6 Solicited Gifts	8
2.7 Reporting	8

SECTION III COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS	8
3.1 Statement of Policy	8

SECTION IV REPORTING VIOLATIONS	9
4.1 Statement of Policy	9

SECTION V SELF CERTIFICATION ANNUAL COMPLIANCE ATTESTATION	9

SECTION VI BOOKS AND RECORDS	9
6.1 Maintenance Requirements	9
6.2 Disclosure and Availability	10

SECTION VII SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES	10
7.1 Statement of Policy	10

Employee Investment Request Form	Exhibit 1

Duplicate Broker Confirmation and Account Statement Letter	Exhibit 2

Annex A
Annex B

Self Certification Annual Compliance Attestation	Exhibit 3

Application to Participate in Outside Business Activities	Exhibit 4

i

Acknowledgement Form

ii

Havens Advisors, L.L.C.

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of Havens Advisors, L.L.C. (the “Firm”). The Firm has established the Code in order to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

All employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer (the “CCO”) shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees. The CCO will document such annual review and the Firm will maintain a record of such documentation for a period of five (5) years from the date of such review. In addition, a record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.

Each employee must receive and review any amendments or updates to the Code and provide a written acknowledgement to the CCO that such employee has been provided with, read and understood any such amendment or update to the Code.

Any questions about the matters covered by this Code should be addressed to the CCO.

Reference to “employees” throughout this Code shall mean supervised persons (as defined in Section 202 of the Advisers Act), access persons (as defined below), employees, associated persons, temporary employees, officers and directors of the Firm.

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, the Firm recognizes that it has a fiduciary duty to the investors in the private investment funds and other accounts managed by the Firm (each an “Account” and collectively, the “Accounts”), and that all employees must conduct their business on behalf of the Firm in a manner that enables the Firm to fulfill this fiduciary duty. The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws. The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust.  In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act to be applicable only to “access persons,”1 shall be applicable to all of the Firm’s employees.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her. An employee should consult the CCO if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

Designation of Chief Compliance Officer

The CCO is the person responsible for supervising the Firm’s investment advisory activities and employees in relation to compliance matters. Currently, the CCO is Ellen Greenspan. Ellen Greenspan may designate other Firm employees to assist her in fulfilling her supervisory responsibilities.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1	Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and securities trading information relating to such clients. The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no  improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved.

The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1 An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:

(a)
has access to non-public information regarding any clients purchase or sale of securities, non- public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or

(b)	is involved in making securities recommendations to clients, or has access to such recommendations that are non-public

1.2	Statement of Policy

The Firm strongly discourages employees from engaging in any short-term trading, or trading on margin, trading commodities, futures, derivatives or other volatile securities or financial instruments. The Firm believes that this policy will enable employees to dedicate their full-time attention to servicing the Accounts, rather than monitoring their own portfolios. In light of the foregoing, the Firm has adopted the following procedures with respect to trading in securities by employees.

(a) The personal trading and reporting requirements set forth in this Code apply to all of an employee’s “Personal Accounts.” The term “Personal Account” means any securities account in which an employee has any direct or indirect “beneficial ownership,” and includes any Personal Account of an employee’s immediate family member (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee). An employee is deemed to have “beneficial ownership” if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account.

(b) The Firm has instituted a policy under which employees should not engage in any personal securities transactions in Personal Accounts with respect to any position that is likely to fall within the investment programs of the Firm’s clients. In the event that the Firm determines to invest on behalf of an Account in a security held by an employee or an employee’s Personal Account, the employee must immediately close out of the entire position or must hold the entire position until the Firm sells the position on behalf of the Account.

(c) To ensure compliance with the policy set forth in Section 1.2(b), no employee may engage in a personal securities transaction in a Personal Account without the prior written consent of the CCO except for transactions in the following (collectively, “Permitted Securities”): (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds; and (v) shares issued by unit investment trusts that are exclusively invested in one or more open-end mutual funds. (For the avoidance of doubt, exchange-traded funds or “ETFs” do not fall within clauses (i) through (v) above.) For purposes of this policy, approval in writing may include e-mail correspondence. Requests to engage in personal securities transactions must be submitted on an Employee Investment Request Form (which is attached as Exhibit 1 hereto) to the CCO. Approval to purchase or sell a particular security shall be valid only on the date such approval is granted by the CCO (unless otherwise specified on the pre-clearance form by the CCO). Notwithstanding the foregoing, the Firm’s members (including the CCO) and members of the Firm’s affiliates may not engage in personal securities transactions (with or without prior consent), except: (i) through the private investment funds managed by the Firm; (ii) through managed accounts over which such persons do not have discretion; or (iii) in highly rated fixed income instruments.

(d) The CCO will not consent to any transaction if she believes that a position proposed to be taken by an employee (or an employee’s Personal Account) is likely to fall within the investment programs of the Firm’s clients.

(e) Employees shall not, directly or indirectly, acquire beneficial ownership in any Personal Account in any security in an initial public offering or in a limited offering (i.e., a private placement) without the prior written consent of the CCO. The CCO may not acquire any such security. For purposes of this policy, approval in writing may include e-mail correspondence. Employees wishing to acquire beneficial ownership in any security in an initial public offering or in a limited offering (i.e., a private placement) must complete and submit an Employee Investment Request Form to the CCO for approval. In any case where an employee is permitted to participate in such personal securities transaction, the CCO shall document the reasons for permitting such transaction.

(f) It is the employee’s responsibility to make sure family members of his or her household are aware of this policy and adhere to it.

(g) It is the employee’s responsibility to adhere to the following guidelines:

(i)   PROHIBITION ON INSIDER TRADING – The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the CCO and should generally opt against taking an action in respect of the securities of such company. For a complete description of the Firm’s policy with respect to Insider Trading, please see the Firm’s Policy and Procedures to Prevent and Detect Misuse of Material Non-Public Information.

(ii)   EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

1.3	Monitoring Procedures

To help assure adherence to this policy, the Firm requires the following monitoring procedures with respect to each of its employees:

(a) Commencement of Employment. Within ten (10) days of commencing employment, each employee must complete a holdings report (the “Holdings Report”) (which is attached as Annex A hereto) that identifies (i) the names of any brokerage firms, dealers or banks with respect to all Personal Accounts (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) with which such Personal Accounts are maintained and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held in such Personal Accounts. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information. In addition, each employee is required to arrange for duplicate broker trade confirmations and account statements to be sent to the CCO for all Personal Accounts on an ongoing basis. A letter requesting duplicate copies of trade confirmations and account statements from brokers and other financial institutions is attached as Exhibit 2 hereto.

(b) Annual Reports. Employees shall also submit a Holdings Report (which is attached as Annex A hereto) with respect to all Personal Accounts at least once during each 12- month period of employment to be received by the CCO no later than January 30th of each year. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

(c) Quarterly Transaction Reports. If duplicate copies of all of an employee’s trade confirmations and brokerage account statements are not provided by brokers as required by Section 1.3(a) above for any reason, an employee must then submit quarterly transactions reports (“Quarterly Transaction Reports”) (which is attached as Annex B hereto) to the CCO. Such reports shall contain, with respect to each transaction effected in any of an employee’s Personal Accounts, (i) the date of the transaction, name of securities involved, ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of such security,
(ii) the nature of the transaction, (iii) price of the security at which the transaction was effected,
(iv) name of the broker effecting the transaction and (v) the date of submitting such report. Such reports shall be submitted no later than thirty (30) days after the end of each calendar quarter and must cover all transactions in any Personal Account during such quarter.

(d) Accounts Over Which Employees Have No Discretion. In the case of an employee (or a member of an employee’s family living in the same household as the employee) having a Personal Account managed by an outside money manager in which the employee has no investment discretion with respect to investment decisions made with respect to such securities account, the Firm requires the employee to (i) comply with Sections 1.3(a), 1.3(b) and 1.3(c) above and (ii) submit a letter from the money manager acknowledging that the employee has no investment discretion with respect to investment decisions made with respect to such account. In the event that an individual transaction is requested by the employee, the money manager will seek prior approval from the Firm before engaging in such transaction.

(e) Review of Employee Reports. A file is maintained for each employee that contains each employee’s Holdings Reports, Quarterly Transaction Reports, and documentation with respect to all requests for permission to make a securities trade in a Personal Account and whether such approval was granted or denied. At the end of each quarter, the CCO shall review the Holdings Reports or Quarterly Transaction Reports, as applicable, against the documentation granting or denying such employee’s requests to make a securities trade. Such reports are also compared against the Restricted List. The CCO shall create an exception report for all trades made without appropriate permission and for trades in the securities of a company on the Restricted List. The CCO will closely monitor employees’ investment patterns to detect abuses of the Firm’s personal securities trading policy. The Portfolio Manager will monitor the CCO’s personal securities transactions for compliance with the Firm’s personal securities trading policy.

(f)  For purposes of the monitoring procedures set forth in clauses (a) through (d)  above, the terms “security” and “securities” shall not include Permitted Securities.

(g) The CCO may make exceptions to this trading policy on a case-by-case basis. The CCO will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

1.4	Restricted List

The CCO maintains a list of all companies (the “Restricted List”) whose securities (or derivatives thereof) are part of the portfolio of any of the Accounts (each, a “Portfolio Company”) and any company for which the Firm is in possession of material, non-public information (each, a “Covered Company”). The CCO will regularly distribute or make available the Restricted List on the Firm’s computer network to all employees and will promptly inform all such persons every time a company is added to or removed from the Restricted List.

Each time an Account makes an investment in the securities (or derivatives thereof) of a company that is not included on the Restricted List, such company will promptly be added to the Restricted List.

If any Firm employee receives a proposed non-disclosure agreement or confidentiality agreement from a company or a broker or other intermediary, such employee must promptly forward such agreement to the CCO. The CCO will coordinate a legal review of such agreement. If the Firm enters into such an agreement, the CCO will update the Restricted List to include the applicable company. In addition, if any Firm employee receives information in respect of any company which may constitute material, non-public information, such employee shall immediately contact the CCO. The CCO, together with Firm counsel, shall make a determination as to whether such information constitutes material, non-public information and update the Restricted List, as appropriate. If any employee receives information regarding a company and has any doubt as to whether such information constitutes material, non-public information, such employee should immediately contact the CCO.

The identity of the companies on the Restricted List and all information about such companies is to be kept in strict confidence.

The Firm will restrict access to files likely to contain material, non-public information about the Covered Companies listed on the Restricted List. Only those employees with a need to know such information will be granted access to such files.

The determination of when a company should be removed from the Restricted List shall be made on a case-by-case basis: (i) in the case of a Portfolio Company, by the CCO and the employee in charge of the position or prospective position, and (ii) in the case of a Covered Company, by the CCO.

1.5	Effect of Violation

Employees who violate this policy will be subject to disciplinary action by the Firm, which may include disgorgement of profits, censures, suspensions (with or without pay), fines or immediate termination.

SECTION II

GIFTS AND ENTERTAINMENT

2.1	Statement of Policy

A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to the Firm or its clients and investors. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

2.2	Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $100, from any existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the CCO. No employee may give or offer to give any gift of more than de minimis value to existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the CCO. For the avoidance of doubt, a gift or service that is in the form of entertainment (including meals and sporting events) where the person providing the gift or service is present shall be covered by Section 2.4 below.

2.3	Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Firm.

2.4	Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the CCO.

2.5	Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the CCO.

2.6	Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other person or entity with whom the Firm does business.

2.7	Reporting

Each employee must report any gifts or entertainment whether or not of de minimis value received in connection with the employee's employment to the CCO. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee. The CCO maintains a gifts and entertainment log. In addition, on a periodic basis, the CCO reviews the gifts and entertainment log against the broker selection list to determine whether a broker received favorable treatment based upon, among other things, gifts and entertainment received from that broker.

SECTION III

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

3.1	Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm- Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i) defraud a client in any manner;

(ii)  mislead  a  client,  including  by  making  a  statement  that  omits material facts;

(iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv)  engage in any manipulative practice with respect to a client; or

(v) engage  in  any manipulative  practice  with  respect  to  securities, including price manipulation.

SECTION IV

 REPORTING VIOLATIONS

4.1	Statement of Policy

Every employee must immediately report any violation of the Code to the CCO. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The Firm will take appropriate action against any employee who violates the Code. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

SECTION V

SELF CERTIFICATION ANNUAL COMPLIANCE ATTESTATION

The Firm maintains and circulates to employees on an annual basis a Self Certification Annual Compliance Attestation (attached as Exhibit 3), which is intended to help the Firm evidence compliance with the following policies of the Firm:

•	employee personal trading;
•	prevention and detection of misuse of material non-public information;
•	anti-money laundering;
•	outside business activities; and
•	gifts and entertainment.

This attestation must be completed by all employees at the end of each calendar year and completed attestations are maintained in a separate compliance file.

SECTION VI

BOOKS AND RECORDS

6.1	Maintenance Requirements

The Firm shall prepare and keep all current books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act. Such books and records shall include:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings Reports and Quarterly Transactions Reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by employees in IPOs and/or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

6.2	Disclosure and Availability

The Firm is required to include a description of the Code in Part 2 of the Firm’s Form ADV and, upon request, furnish investors and potential investors with a copy of the Code. The CCO will ensure that a proper description of the Code is included in the Form ADV and will coordinate the distribution of the Code to any investors or potential investors who request a copy.

SECTION VII

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

7.1           Statement of Policy

Each Firm employee is expected to devote his or her full-time, best efforts to the business and affairs of the Firm. Accordingly, the Firm prohibits employees from being employed by, rendering services to, or receiving payments in consideration for services from, any other entity or person while such employee is employed by the Firm without the prior written consent of the CCO.

In addition, Firm employees are prohibited from serving on the board of directors of any business organization (other than a civic or charitable organization), serving on a creditors committee (except as part of the employee’s duties at the Firm), or engaging in any other outside business activities without the prior written consent of the CCO. In order to obtain such consent, an employee must complete and submit to the CCO an Application to Participate in Outside Business Activities, which is attached hereto as Exhibit 3. The determination of an employee’s eligibility to engage in any such activity shall be based on whether doing so would be consistent with the interests of the Firm and its clients. If such activity is authorized, certain safeguards may be implemented in the discretion of the CCO, including, but not limited to, investment restrictions and/or isolating the employee serving from making investment decisions with respect to the applicable business organization through a “Chinese Wall” or other procedure.

The CCO maintains a log of all directorships held by, and outside business activities engaged in by, employees.

EXHIBIT 1

HAVENS ADVISORS, L.L.C. INTEROFFICE MEMORANDUM

To:                      Chief Compliance Officer
From:
Date:
Subject:              Securities Transaction Request

As required by the Code of Ethics of Havens Advisors, L.L.C. (the “Firm”), I hereby request the Firm’s approval for the proposed securities transaction described below. (Note - The Firm’s approval is not required for investments in certain open-end mutual funds, certificates of deposit, or federal government obligations.)

EMPLOYEE NAME: (Please Print)
Account No.                                                                                                              Brokerage Firm:
Account Name:  (If different than employee)
Relationship to employee (e.g., spouse, child, dependent or other related persons):
1.	Date:
If transaction is a SELL, date securities purchased

2.	Security Type: Common Bond Option Other

3.	Security Name or Symbol:

4.	Security Description:

5.	Transaction type: BUY SELL SELL SHORT

6.	Size of Proposed Transaction: Number of Shares, Bonds or Other

7.	Reason for purchase/sale:

8.	Security has been bought or sold on behalf of an advisory client within the last 5 days or is under active consideration for purchase or sale on behalf of an advisory client:
                Yes or                   No

The employee by his/her signature affixed below declares that such employee, and if applicable, the related person on whose behalf approval is sought, has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of any Firm policy or securities law, rule or regulation.

Chief Compliance Officer Signature                                                         Employee Signature
             Approve                Disapprove

THIS APPROVAL ONLY APPLIED TO THE TRANSACTION DESCRIBED ABOVE AND ONLY IF EXECUTED ON THE DATE OF APPROVAL. ANY ADDITIONAL OR LATER TRANSACTIONS REQUIRE SEPARATE APPROVAL.

Approval Date:                                                         .

EXHIBIT 2

Duplicate Copies of Confirmations and Statements

To:

From:

Dear Sir or Madam:

I am an employee of Havens Advisors, L.L.C. Please arrange for duplicate copies of statements and confirmations concerning the accounts listed below to be sent directly to:

Chief Compliance Officer
Havens Advisors, L.L.C.
600 Lexington Avenue, 29th Floor
New York, New York 10022

I maintain, have an interest in, or exercise investment control over, the following accounts at your institution:

Account Title	Account Number

Dated:

Employee Signature:

Name & Address:

  INSTRUCTIONS: DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS FORM

COMPLETE THIS FORM FOR EACH BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION AT WHICH YOU MAINTAIN AN ACCOUNT, A MEMBER OF YOUR IMMEDIATE FAMILY HAS AN ACCOUNT, YOU HAVE AN INTEREST IN AN ACCOUNT, OR YOU EXERCISE ANY INVESTMENT CONTROL OVER AN ACCOUNT.

Please type or print the information requested.

1.	Broker/Institution’s Name and Mailing Address: List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.	Your name.

3.
Account Title and Number:  List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise any investment control.

4.	Employee’s Signature. Sign the form and mail it to the broker or other financial institution.

5.	Print your name and address.

Mail this completed form to the broker or other financial institution.

Annex A

HOLDINGS REPORT (PAGE 1)

Employee name

Date:

Type of Report (check one):            Initial Holdings Report
                                                               Annual Holdings Report

Brokerage Accounts

Broker Name	Account number	Address	Phone/Fax/email contact

Other information

HOLDINGS REPORT (PAGE 2)

Below is a list of all securities owned in all of my Personal Accounts (as defined in the Firm’s Code of Ethics).

Name and Type of Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

I hereby certify that the information contained in this report is accurate and that listed above (or attached, as applicable) are all (i) of my Personal Accounts and (ii) all securities held in my Personal Accounts.

Employee Signature

Annex B

QUARTERLY TRANSACTIONS REPORT

Employee name                                                                                                                                                                                                                       Date:

(Select one)

          Attached are all trade confirmations or brokerage account statements for all of my Personal Accounts (as defined in the Firm’s Code of Ethics) for the quarter ended                    ,20

           Below is a list of all securities transactions effected in all of my Personal Accounts for the quarter ended                      , 20     .

                   I have submitted duplicate confirmations or brokerage statements for all securities transactions in all of my Personal Accounts for the quarter ended                    , 20     .

           There were no securities transactions in any of my Personal Accounts during the quarter ended                    , 20     .

Trade Date and Transaction Type	Name of Security, Ticker Symbol or CUSIP Number	Nature of Transaction	Interest Rate and Maturity Date	Price at which Transaction Effected	Number of Securities	Name of Broker

I hereby certify that the information contained in this report is accurate and that listed above are all transactions in all of my Personal Accounts for the quarter ended                           .

Employee Signature

Exhibit 3

  HAVENS ADVISORS, L.L.C. (THE “FIRM”) MEMORANDUM

To:

From:

Date:

Annual Period [dd/mm/yyyyy]: [                                                                           ] to [                                           ]

SUBJECT:                      Self-Certification Annual Compliance Attestation

In order to ensure the accuracy of the Firm’s records, please complete this form, and return it to the Firm’s Chief Compliance Officer (the “CCO”).

GIFTS/ ENTERTAINMENT
During the past 12 months, I have complied with the Firm’s Gifts and Entertainment Policies and Procedures (including receiving the prior written consent of the CCO as necessary).

❒ Yes ❒ No

If you checked “No,” please provide details below:

PERSONAL SECURITIES TRANSACTIONS
During the past 12 months, I have complied with the Firm’s Personal Securities Transactions Policies and Procedures (including making all required reports and notifications to the CCO).

❒ Yes ❒ No

If you checked “No,” please provide details below:

ANTI MONEY LAUNDERING
During the past 12 months, I have reported to the CCO all instances of suspicious activity relating to potential money laundering about which I have become aware.

❒ Yes ❒ No

If you checked “No,” please provide details below:

OUTSIDE BUSINESS ACTIVITIES
During the past 12 months, I have either: (i) not engaged in any new outside business activity, or (ii) obtained the CCO’s consent prior to engaging in any such activity.

❒ Yes ❒ No

If you checked “No,” please provide details below:

MATERIAL NON-PUBLIC INFORMATION
During the past 12 months, I have complied with the Firm’s Policy and Procedures to Prevent and Detect Misuse of Material Non-Public Information.

❒ Yes ❒ No

If you checked “No,” please provide details below:

SIGNED DECLARATION Please sign below to confirm that the answers you have provided are correct.

Signed:	Name:

Dated:

Thank you for your assistance and co-operation.

Exhibit 4

APPLICATION TO PARTICIPATE IN OUTSIDE BUSINESS ACTIVITIES

Employees of Havens Advisors, L.L.C. (the “Firm”) must obtain written approval from the Firm’s Chief Compliance Officer (the “CCO”) before engaging in outside business activities (which include (not on behalf of the Firm) being an officer, director, general partner, manager of a limited liability company, or employee or consultant of any non-Firm entity or organization).

Employee name:

Information About the Company or Organization for Outside Business Activities

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, LP, LLC):

Business Address:

Principals:

             Publicly Traded                        Privately Placed                        Non-Profit

To the best of your knowledge, does the Company or any of its affiliates conduct or plan to conduct business with Firm?          Yes            No

If yes, please explain:

To the best of your knowledge, has the Company or anyone associated with the Company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years?
           Yes            No

If yes, please explain:

What is the nature of the proposed activity?

           Officer                                                       Promoter

            Director                                                     Employee

           Advisor                                                       Other

Please explain the exact nature of your activities, duties and responsibilities with the Company and please describe in detail any financial or investment advisory or decision- making role that you may have in the organization.

Number of hours per week         per month          that you intend to engage in this activity.

Will the proposed activity enable you to exert control over a publicly or privately held company, either directly or indirectly?          Yes            No

If yes, please explain:

To the best of your knowledge, will your participation in the outside activity conflict with or compromise your ability to carry out your duties at the Firm or restrict or otherwise have any negative impact on the activities of the Firm?          Yes            No

If yes, please explain:

Will you be required to participate in the outside activity during the Firm’s business hours?          Yes            No

If yes, please explain:

Will you receive compensation from the outside activity including, but not limited to, selling commissions, finder’s fees, or salary?          Yes            No

If yes, please explain the nature of the compensation:

If you will serve as an officer or director, will the Company carry D&O liability insurance for you?         Yes            No

Employee Signature:

Date:

CCO Signature:

Date:

INVESTMENT ADVISORY CODE OF ETHICS ACKNOWLEDGMENT FORM

ACKNOWLEDGEMENT FORM

I,                               , an employee of Havens Advisors, L.L.C. (the “Firm”), hereby confirm as follows:

1.   I have received a copy of the Code of Ethics (the “Code”) of the Firm. I also acknowledge that I have read, understand, and agree to abide by the procedures contained in the Code.

2.   Any questions I may have had on the policies and procedures contained in the Code have been answered by the Firm’s CCO.

3.   I have read and understand, and agree to abide by, the terms of the Firm’s employee trading policy, which is contained in the Code.

Please complete and return this Acknowledgment Form to the Firm’s CCO within 5 days of receipt.

Date
Signed

Print Name

Please complete and return this Acknowledgment Form to the CCO within 5 days of receipt.